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                                                                   Exhibit 10.21

November 7, 2003


Carey E. Butler


Dear Carey,

BSQUARE CORPORATION is pleased to extend to you an offer for employment as our Vice President of Professional Consulting Services. You will be paid bi-weekly at a rate equivalent to an annual salary of $160,000. Your job classification is Executive. You will be hired as an exempt employee, so you will not be entitled to overtime. In addition to your base pay, BSQUARE offers you the following bonus program:

- $40,000 potential bonus for the first six months of work at BSQUARE. $20,000 of this bonus is guaranteed and will be paid after you have been with BSQUARE for 90 days. The other $20,000 potential bonus payout will be subject to your achievement of the objectives that you and Brian Crowley will agree to when you begin working at BSQUARE.

- As of July 1, 2004, you will have a yearly bonus potential of 50% of your base salary, based upon hitting mutually agreed upon performance objectives. Bonus will be paid every six months. 70% of the bonus amount will be based on PES group profitability. 30% of the bonus amount will be based on overall BSQUARE profitability. The bonus program after July 1, 2004 is dependant upon the BSQUARE Board of Directors approval to resume the executive bonus program at BSQUARE.

BSQUARE CORPORATION also extends the following benefits:

-   a medical, dental, vision, life and disability plan

-   a 401(k) retirement plan

-   10 paid holidays and 15 days of paid time off

- Options to purchase 100,000 shares of company stock, subject to approval by BSQUARE Board of Directors.

-   Other discretionary benefits

BSQUARE CORPORATION is an established product development and engineering contracting company with a promising outlook. Your meaningful participation will greatly enhance our ability to retain our current contracting obligations and, in the future, will enable BSQUARE CORPORATION to pursue and secure other contracts.

YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR BSQUARE CORPORATION MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

If BSQUARE Corporation terminates your employment when neither cause (as defined in Attachment A to this letter) nor permanent disability exists, and provided that you release BSQUARE Corporation and its agents from any and all claims in a signed, written release satisfactory in form and substance to BSQUARE Corporation, BSQUARE Corporation shall pay you an amount equal to four months of your base salary in severance. Any severance payment shall be paid out at your normal salary rate in a lump sum, and will be subject to normal payroll deductions, subject to and following your execution of the written release.


Carey E. Butler
November 6, 2003
Page 2

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This offer is contingent upon compliance with the Immigration Reform and Control
Act of 1986. The Act requires you to establish your identity and employment eligibility. To do so, on your start date you will be required to complete
Section I of the Employment Eligibility Verification Form, I-9.

Please signify your acceptance of this offer by signing a copy of this letter and the attached Proprietary Rights Agreement and returning both within 5 business days of receipt.

On behalf of BSQUARE CORPORATION, I hope to welcome you aboard. If you have any questions or concerns, please feel free to contact me.

                                               Able to begin work


                                               ---------------------------------
                                               Date


Sincerely,                                     Accepted By:



------------------------------------           ---------------------------------
Brian Crowley               Date               Carey E. Butler           Date
President and CEO
BSQUARE Corporation

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                                  ATTACHMENT A


        For purposes of this agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent that materially impairs Employee's performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee's duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, Employee's failure or refusal to perform Employee's duties, Employee's failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Company, neglect of duty, poor job performance, or any material breach of Employee's duties or obligations to Company that results in material harm to Company.

        For purposes of this agreement, "neglect of duty" means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed or refused to perform Employee's job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the President has counseled Employee in writing about the neglect of duty and given Employee a reasonable opportunity to improve, and (iii) Employee's neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after Employee was last counseled.

        For purposes of this agreement, "poor job performance" means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed to perform Employee's job duties in a reasonable and appropriate manner, (ii) the President has counseled Employee in writing about the performance problems and given Employee a reasonable opportunity to improve, and (iii) Employee's performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after Employee was last counseled.